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                                                                    Exhibit A-55

                              ARTICLES OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                       ANALYTIC SYSTEMS LABORATORIES, INC.

         The undersigned President of ANALYTIC SYSTEMS LABORATORIES, INC. (hereinafter referred to as the "Corporation") existing pursuant to the provisions of the Indiana Business Corporation Law, as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendments of certain provisions of its Articles of Incorporation, certify the following facts:

                                    ARTICLE I
                             TEXT OF THE AMENDMENTS

SECTION 1: The name of the Corporation following the Amendment is: Analytic Systems Laboratories, Inc.

SECTION 2: The exact text of Article V of the Articles of Incorporation of the Corporation, as amended (hereinafter referred to as the "Amendment"), is now as follows:

                                    ARTICLE V

             (A)   Authorized Shares.

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,500 of which (i) 1,000 shares shall be Ordinary Common Stock of no par value per share and
         (ii) 500 shares shall be Class A Common Stock of no par value per share. Of the 1,000 shares of Ordinary Common Stock, 500 shares shall be reserved for issuance upon the conversion of shares of Class A Common Stock pursuant to the provisions of Section 4 of Paragraph (B) of this Article V and shall be issued for no other purpose.

             (B) Common Stock.

         1. General. The Ordinary Common Stock and the Class A Common Stock shall be identical in all respects, except as otherwise provided in the following Sections of this Paragraph (B). The Ordinary Common Stock and the Class A Common Stock are sometimes referred to collectively in this Article V as the "Common Stock".

         2. Voting. The Class A Common Stock and the Ordinary Common Stock shall be identical in all respects, except as otherwise provided in this Section 2 or in Article VI of these Articles of Incorporation. The Common Stock shall entitle the holders thereof to one vote per share on each proposition submitted to shareholders of the Corporation for their vote thereon; provided, however, that with respect to the election of directors of the Corporation, in the event Class A Common Stock remains outstanding, the holders of Class A Common Stock, voting as a class, shall be entitled to elect three directors, and the holders of Ordinary Common Stock, voting as a class, shall be entitled to elect two directors.

         3. Dividends. With respect to the payment of dividends, holders of the Ordinary Common Stock and
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the Class A Common Stock, treated on a. parity (i.e. as if a single class), shall be entitled to receive dividends pro rata (based on the number of shares outstanding), when and as declared by the Board of Directors, out of any funds of the Corporation at the time legally available for the payment of dividends. Any and all right, title, interest and claim in or to any dividends declared by the Corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date shall be and be deemed to be extinguished and abandoned, and such unclaimed dividends in the possession of the Corporation, its transfer agents or other agents or depositaries shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any persons whatsoever.

         4. Possible Conversion of Class A Common Stock.

         a. Any holder of shares of Class A Common Stock may at any time request to convert all (but not less than all) shares of Class A Common Stock held by such holder into an equal number of shares of Ordinary Common Stock.

         b. On or after January 1, 1992 the holders of a majority of the issued and outstanding shares of Ordinary Common Stock may request that all (but not less than all) of tile issued and outstanding shares of Class A Common Stock be converted into an equal number of shares of Ordinary Common Stock, provided:

                  (1) No amounts shall have been due and owing by the Corporation under that Revolving Credit Agreement dated as of November 16, 1990 by and between the Corporation and NIPSCO Development Company for the three full calendar months immediately preceding the date of such conversion;

                  (2) At the date of such conversion the Corporation shall not have created, incurred, assumed or guaranteed any indebtedness for money borrowed, as evidenced by a note or other similar instrument, including obligations evidenced or secured by leases or installment sales agreements (other than trade credit incurred in the ordinary course of business not exceeding $250,000);

                  (3) At the date of such conversion, the Corporation shall not be in default under any material agreement or arrangement to which it is a party;

                  (4) The cash on hand of the Corporation at the end of each of the two full calendar quarters immediately preceding the date of such conversion, as certified by the board of directors of the Corporation, shall not be less than the sum of (i) the total of such calendar quarter's operating expenses and (ii) $240,000;

                  (5) The Net Worth (as hereinafter defined) of the Corporation at the end of each of the two full calendar quarters immediately preceding the date of such conversion, shall be not less than $750,000; and

                  (6) The projected "Cash Flow" (as hereinafter defined) of the Corporation for the six month period immediately succeeding the
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                  date of such conversion, as approved by the board of directors of the Corporation, shall be greater than zero.

For purposes of this subsection 5 above: "Net Worth" shall mean the excess of total assets over total liabilities,as shown on the balance sheet of the Corporation for the applicable calendar quarter, in each case as such balance sheet has been approved by the board of directors of the Corporation; and "Cash Flow" shall mean cash from operations less (i) working capital changes and (ii) capital expenditures.

         5. Procedures. Upon receipt by the Corporation of a written request to convert shares, the outstanding shares of Class A Common Stock to be converted shall be converted without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares issued upon conversion unless certificates evidencing such shares of the Class A Common Stock being converted are either delivered to the Corporation, as hereinafter provided, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. When the holders of the Class A Common Stock being converted shall surrender the certificates representing the shares being converted at the offices of the Corporation, there shall be issued and delivered to each such holder a certificate or certificates for the number of shares of Ordinary Common Stock into which the shares of Class A Common Stock were converted.

         6. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution to its stockholders shall be distributed pro rata, on a share-for-share basis, among all shares of Ordinary Common Stock and Class A Common Stock then outstanding. In determining amounts distributable under the foregoing provisions of this Section 6, amounts distributable in respect of all shares registered on the books of the Corporation in the name of any one stockholder shall be cumulated and rounded to the nearest $.01. For purposes of this Section 6, a consolidation or merger of the Corporation with any other corporation, or a sale, transfer or lease of all or substantially all of its assets, shall not constitute or be deemed a liquidation, dissolution or winding up of the Corporation.

                  (C) No Preemptive Rights.

                           The holders of shares of any class of stock of the
Corporation shall not be entitled to any preemptive rights whatsoever with respect to the issuance or sale of any class of capital stock of the Corporation, except that the Stockholders Agreement provides for certain restrictions, rights and options with respect to the purchase of certain newly issued shares of capital stock as therein provided.

SECTION 3:       The date of the amendment's adoption is January 28, 1991.


                                   ARTICLE II
                           MANNER OF ADOPTION AND VOTE

SECTION 1:       Action by Directors.


                 On January 28, 1991, the members of the Board of Directors of the Corporation unanimously recommended to the holder of the Corporation's outstanding shares the adoption of the Articles of Amendment set. forth herein.

SECTION 2:       Action by Shareholders.


                 500 shares of Class A Common Stock are outstanding. The sole holder of those 500 shares executed a written consent adopting the Amendment on January 28, 1991.

SECTION 3:       Compliance with Legal Requirements.

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                 The manner of the adoption of the Amendments, and the vote by which they were adopted, constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

                                   ARTICLE II
                    STATEMENT OF CHANGES MADE WITH RESPECT TO
                      ANY INCREASE IN THE NUMBER OF SHARES

Aggregate Number of share previously authorized: 1,000

Increase: 500

Aggregate number of shares to be authorized after effect of the Amendment: 1,500

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         IN WITNESS WHEREOF, The undersigned President of ANALYTIC SYSTEMS
LABORATORIES, INC., execute these Articles of Amendment of the Articles of Incorporation of the Corporation, and certify to the truth of the facts herein stated, this 28 day of January, 1991.

                                   ANALYTIC SYSTEMS LABORATORIES, INC.

                                   BY: /s/ Paul Johnson
                                      -----------------
                                      Paul Johnson

                                   Title: President